FY9900001396 $75

FILED
IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA

JUL 15 1998

No. C3863-88

DEAN HELLER, SECRETARY OF STATE

# CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

(After Issuance of Stock)

Filed by:

IRON HOLDINGS CORP.
Name of Corporation

We the undersigned Anthony Gurino (President or Vice President) and Anthony Gurino (Secretary or Assistant Secretary) of IRON HOLDINGS CORP. (Name of Corporation)

do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 29th day of June, 19 98, adopted a resolution to amend the original articles as follows:

Article II is hereby amended to read as follows:

The name of the corporation is Monarch Investment Properties, Inc.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 6,687,000; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

IRON HOLDINGS CORP.

_______________ - President
President or Vice President
Anthony Gurino

_______________ - Secretary
Secretary or Assistant Secretary
Anthony Gurino

State of New York }
County of Queens } ss.

On 7/13/98 personally appeared before me, a Notary Public,

Anthony Gurino, who acknowledged
Names of Persons Appearing and Signing Document

that they executed the above instrument.

SCOTT BARON
Notary Public, State of New York
No. 01BA4933792
Qualified in Queens County
Commission Expires June 20, 1999

(NOTARY STAMP OR SEAL)

_______________
Signature of Notary